Exhibit 10.14

International Battery Metals Ltd.

6100 Tennyson Parkway, Ste 240,

Plano Texas 75034

Attention: Iris Jancik

Re: Investment in International Battery Metals Ltd.

This letter agreement (this “Agreement”) sets out the principal terms and conditions upon which International Battery Metals Ltd. (“IBAT” or the “Company”) and EV Metals VII LLC, directly or through one or more of its subsidiaries or affiliates (collectively, “EV Metals”) intend to complete one or more transactions (collectively, the “Offering”), pursuant to which EV Metals will purchase up to an aggregate of US$15,000,000 of units (“Units”) of the Company, with each Unit being comprised of: (i) one common share (each, a “Common Share”) in the capital of IBAT and (ii) one Common Share purchase warrant (each, a “Warrant”).

IBAT and EV Metals (each a “Party” and, collectively, the “Parties”) hereby mutually agree that the Term Sheet attached as Schedule “A” to and forming a part of this Agreement (the “Term Sheet”) represents their fundamental agreement as to the terms and conditions of the Offering and shall serve as the basis for preparation, negotiation and execution of the Definitive Agreements (as defined herein). The Parties each agree to negotiate in good faith the definitive agreements required to complete the Offering contemplated by the Term Sheet (as the same may be amended by agreement among the Parties) on the terms and conditions reflected therein (the “Definitive Agreements”) and to seek, and use commercially reasonable efforts to obtain, all consents and approvals required for the completion of the Offering (including, for greater certainty, the requisite approval of TSX Venture Exchange (the “TSXV”)).

Each of the Parties agrees to use commercially reasonable efforts to support the process required to implement the Offering (the “Offering Process”), and to facilitate and achieve the completion of the Offering as quickly as possible and, in any event, in accordance with the timeline set out in the Term Sheet, as the same may be amended by agreement among the Parties. Each of the Parties further agrees not to take any action, directly or indirectly, that is materially inconsistent with its obligations under this Agreement or that would materially prevent, frustrate, hinder or delay the completion of the Offering.

The Parties shall cooperate with each other and shall coordinate their activities (to the extent practicable) to implement and complete the Offering. The Parties agree to keep one another informed in a timely manner as to the status of the Offering Process, the anticipated timing of completion and any facts, circumstances or issues that may arise which could reasonably be expected to materially delay or impede the completion of the Offering on the anticipated timing.

Except as required by applicable law, each Party will refrain from discussing the terms of this Agreement or the Definitive Agreements with any person other than the directors, officers, employees, consultants and professional advisors who need to know such information for the purposes of implementing and completing the Offering and who are informed of the confidential nature of such information. All public announcements relating to the Offering and all disclosure materials prepared in connection with the Offering shall be in form and substance satisfactory to each of the Parties acting reasonably, provided that nothing herein shall prevent a Party from complying with applicable law or its contractual, statutory or regulatory obligations.

The rights and obligations of the Parties set out in this Agreement (including the Term Sheet) form legal and binding obligations of the Parties. The completion of the Offering is subject only to the satisfaction of the following conditions precedent: (i) the negotiation and execution of the Definitive Agreements; (ii) obtaining the approval of the TSXV for the Offering; and (iii) other customary and reasonable closing conditions as the Parties may determine.

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This Agreement (including the Term Sheet) constitutes the entire agreement among the Parties and supersedes all prior agreements and understandings, both oral and written, among the Parties with respect to the subject matter hereof; provided, however, that nothing in this Agreement shall constitute an amendment or waiver of any right or obligation under any current agreement between any of the Parties. Upon the execution of the Definitive Agreements, the terms contained therein shall supersede the terms of this Agreement, including the Term Sheet.

This Agreement may be terminated upon the written agreement of all the Parties.

This Agreement may be: (i) amended only with the written consent of each Party; and (ii) executed in counterparts, which together will constitute one document. Execution of this Agreement is effective if a signature is delivered by electronic (e.g., pdf) transmission.

This Agreement shall be governed in all respects by the laws of the Province of British Columbia and the federal laws of Canada as applicable. The Parties hereby attorn to the non-exclusive jurisdiction of the Courts of the Province of British Columbia and appellate courts therefrom in respect of any dispute arising from this Agreement.

Any person signing this Agreement in a representative capacity: (i) represents and warrants that he or she is authorized to sign this Agreement on behalf of the Party he or she represents and that his or her signature upon this Agreement will bind the represented Party to the terms hereof; and (ii) acknowledges that the other Parties have relied upon such representation and warranty.

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Agreed to and accepted by the Parties as of this 28th day of February, 2025.

INTERNATIONAL BATTERY METALS LTD.

/s/ Iris Jancik
Per:	Iris Jancik, CEO

EV METALS VII LLC

/s/ Jacob Warnock
Per:	Jacob Warnock

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SCHEDULE “A”

BINDING TERM SHEET

This term sheet (the “Term Sheet”) is Schedule “A” attached to and forming part of the letter agreement between IBAT and EV Metals (each as defined below) dated February 28, 2025 (the “Agreement”). This Term Sheet summarizes the principal terms and conditions for a potential new investment by EV Metals in IBAT by way of private placement. Both IBAT and EV Metals intend that the terms of this Term Sheet are binding.

Issuer:	International Battery Metals Ltd. (“IBAT” or the “Company”) 6100 Tennyson Parkway, Ste 240, Plano Texas 75034
Investor:	EV Metals VII LLC, directly or indirectly, through one or more of its subsidiaries or affiliates (collectively, “EV Metals”) (collectively with IBAT, the “Parties”, each a “Party”).
Security	Units of the Company (“Offered Units”) comprised of (i) one common share in the capital of IBAT (each, a “Common Share”) and (ii) one Common Share purchase warrant (each, a “Warrant”), with each Warrant entitling the holder thereof to acquire one Common Share at an exercise price equal to the market value of the Common Shares on the date immediately preceding the date the news release announcing the Offering is issued for a period of four years from the date of each issuance.
Offering

EV Metals shall have the right, but not the obligation, to participate in a private placement, on a non-brokered basis, to be completed in one or more tranches of Offered Units in the aggregate amount of up to US$15,000,000 (the “Offering”). The Offering may close in one or more tranches.

The initial closing of the Offering (the “Initial Closing”) shall be completed in the amount of no less than C$5,000,000.

Offering Price

The Unit subscription price will be based on the five-day trading average price of the Common Shares on the TSXV as of the date immediately preceding the date the news release announcing the Offering or the closing of the applicable tranche of the Offering, as applicable, is issued , less the maximum allowable discount permitted under the rules of the TSXV based on such five-day trading average price. In the event such subscription price is not in compliance with the rules of the TSXV, the subscription price will be increased by only such amount to allow the subscription price to comply with the maximum allowable discount under the rules of the TSXV.

For greater certainty, the subscription price for any tranche of the Offering is only valid for a period of 45 days from the date of the applicable news release, as prescribed in the rules of the TSXV.

Definitive Agreements

Following the execution of the Term Sheet, the Parties will negotiate in good faith and use commercially reasonable efforts to enter into definitive agreements, which shall include, but not be limited to the following (collectively, the “Definitive Agreements”):

	a)	Subscription Agreement in substantially the form set forth on Exhibit A; and

	b)	An amendment to the Investor Rights Agreement dated February 23, 2024 which provides for the appointment by EV Metals to appoint two individuals to the board of directors of the Company, provided than one such appointee shall be independent of EV Metals and IBAT.

The terms of the Definitive Agreements shall be usual and customary for an Offering of this nature and shall be in a form and substance reasonably acceptable to the Parties.
Conditions Precedent	Completion of the Offering shall be subject to the completion of a number of conditions, including the following:

	(a)	receipt of all regulatory approvals in respect of the Offering, including the approval of the TSXV;
	(b)	receipt of all customary legal opinions; and
	(c)	execution and delivery of the Definitive Agreements.

In the event the TSXV requires as a condition to the Offering the approval of the shareholders of IBAT for the creation of a new control person under the rules of the TSXV, the parties agree that the terms of the Offering may be renegotiated.
Closing

The Offering shall be completed as soon as reasonably practical, with a date of the Initial Closing on or before March 31, 2025. The last tranche of the Offering shall be closed within one year after the signing of the Term Sheet.

Each tranche of the Offering shall be completed when all conditions have been waived or satisfied, all agreements shall have been completed and executed by the Parties thereto and all components hereinafter described shall have been completed, transferred or paid in the manner or amounts set out in the transaction documentation.

Hold Period	EV Metals acknowledges that any Common Shares and Warrants will be subject to a four month and one day hold period under applicable Canadian securities legislation and any Common Shares and Warrants issued to purchasers resident in the United States will be subject to a 12 month hold period under the applicable securities laws of the United States. Application will be made to list the Common Shares issued pursuant to the Offering and any Common Shares issuable on exercise of the Warrants on the TSXV.
Tail Period

The Company agrees not to issue any Common Shares or any securities convertible into or exchangeable for or exercisable to acquire Common Shares for a period of one year from the Initial Closing without the prior written consent of the EV Metals (such consent not to be unreasonably withheld, conditioned or delayed, it being understood that EV Metals’ withholding of consent shall be reasonable if a proposed issuance of Common Shares contemplates terms more favourable than those contemplated in the Offering), except in connection with: (i) the Offering; (ii) the grant or exercise of stock options, restricted share units or other equity based compensation and other similar issuances pursuant to the Company’s stock option plan, restricted share unit plan or other equity-based compensation arrangements of the Company including, for the avoidance of doubt, the sale of any Common Shares issued thereunder or the issuance of any Common Shares or other equity-based compensation in connection with the retention or onboarding of existing or new executives or directors; (iii) the issuance of Common Shares upon the exercise of any warrants, convertible securities, options, or any other commitment or agreement outstanding as of the date hereof; (iv) obligations in respect of existing agreements; (v) in connection with bona fide arm’s length asset or share acquisitions by the Company; (vi) in connection with an internal reorganization; or (vii) issuances of securities pursuant to private placements completed with Encompass or its affiliates, provided that any transaction completed with Encompass or its affiliates during the one-year tail period shall be on terms that are not more favorable to Encompass than the terms contemplated in the Offering.

Structuring Fee	Subject to the approval of the TSXV, Jacob Warnock shall receive a financing structuring fee equal to 5% of the gross proceeds subscribed for by EV Metals at each closing (each, a “Structuring Fee”), which shall be payable, at the option of EV Metals in its sole discretion, in cash or Common Shares at the prevailing Unit price determined in accordance with this Letter Agreement.
Costs and Expenses	IBAT will pay all of the reasonable and documented out-of-pocket costs and expenses incurred by EV Metals in connection with the Offering, including, for greater certainty, all costs and expenses incurred in connection with the formation of any affiliates of EV Metals participating in the Offering, and the reasonable fees of legal counsel of EV Metals, up to a maximum of US$150,000, plus applicable taxes and disbursements. Such expenses will be paid by IBAT even if the Offering is not completed or this Term Sheet is terminated, and shall be payable within 10 days following the Initial Closing or the termination of the Offering, as applicable.
Governing Law	The Agreement (including this Term Sheet) and corresponding Definitive Agreements shall be governed by the laws of Province of British Columbia and the laws of Canada as applicable.
Jurisdiction	In respect of the Term Sheet and corresponding Definitive Agreements, the Parties submit to the non-exclusive jurisdiction of the Courts in Province of British Columbia.
Binding Effect	This term sheet is binding.

Schedule A

Form of Subscription Agreement

See attached.